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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        COVAD COMMUNICATIONS GROUP, INC.


     Covad Communications Group, Inc., a Delaware corporation (the "Corporation"), does hereby certify:

     FIRST: Pursuant to the authority of Section 303 of the Delaware General Corporation Law ("DGCL"), the amendments set forth below to the Restated Certificate of Incorporation, as amended by a Certificate of Amendment filed on July 14, 2000, are required by the First Amended Plan of Reorganization as Modified and are authorized and required by the Order Pursuant to ss. 1129 of the Bankruptcy Code Confirming the Debtor's First Amended Chapter 11 Plan of Reorganization, as Modified (Docket No. 214) (the "Order") entered on December 13, 2001 by the United States Bankruptcy Court for the District of Delaware, which has jurisdiction of a proceeding under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. ss.101 et. seq., for the reorganization of the Corporation, which Order is attached hereto as Exhibit A.

     SECOND: The following Article XIV shall be added to the Restated Certificate of Incorporation:

                                  "ARTICLE XIV

          "The corporation shall not create, designate, authorize or cause to be issued any class or series of nonvoting stock."

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     IN WITNESS WHEREOF, Covad Communications Group, Inc. has caused this
Certificate of Amendment to be signed by its duly authorized officer, this 18th day of December, 2001.

                            COVAD COMMUNICATIONS GROUP, INC.


                            By: _______________________________________________
                                   Name: Charles Hoffman
                                   Title: President and Chief Executive Officer